Exhibit 10.2

RETENTION AND CONSULTING AGREEMENT

THIS RETENTION AND CONSULTING AGREEMENT (the “Agreement”) is made as of February 5, 2019, by and between American National Bank and Trust Company, a national banking association (the “Bank”), and Vance W. Adkins (“you” or “your”).

WHEREAS, American National Bankshares Inc., a Virginia corporation and the parent holding company of the Bank (“AMNB”), and HomeTown Bankshares Corporation, a Virginia corporation (“HomeTown”), have entered into an Agreement and Plan of Reorganization, dated as of October 1, 2018, pursuant to which HomeTown will merge with and into AMNB (the “Merger”) and HomeTown Bank, a Virginia chartered bank subsidiary of HomeTown, will merge with and into the Bank (the “Subsidiary Bank Merger”);

WHEREAS, you have been a key executive officer of HomeTown and HomeTown Bank;

WHEREAS, based on your position as a key executive officer of HomeTown and HomeTown Bank, you and the Bank have agreed that upon the consummation of the Merger and the Subsidiary Bank Merger you shall become a Senior Vice President of the Bank for a period of time, and then will provide consulting services to the Bank for a period of time, under the terms and conditions set forth herein; and

WHEREAS, you are willing to make your services available to the Bank on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1. Employment and Acceptance. Conditioned upon consummation of the Merger and the Subsidiary Bank Merger and you being employed by HomeTown Bank from the date hereof until the effective date and time of the Subsidiary Bank Merger (the “Effective Time”), and effective at the Effective Time, you shall be employed as a Senior Vice President of the Bank. You shall have the duties and responsibilities as may be reasonably assigned you from time to time by the Chief Financial Officer of the Bank or his designees. You accept and agree to such employment and agree to carry out your duties and responsibilities to the best of your ability in a competent, efficient and businesslike manner. You further agree to comply with all the policies, standards and codes of conduct of the Bank now or hereafter adopted. Section 6 of this Agreement shall be applicable, and you agree to the application of Section 6, during the Retention Period (as defined herein).

Unless the context otherwise requires, references in this Agreement to the “Bank” also shall mean and refer to any business entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Bank (each, an “Affiliate”).

2. Term. This Agreement is effective at the Effective Time. The term of your employment hereunder will begin at the Effective Time and expire on May 31, 2019 (the “Retention Period”). The last day of the Retention Period is sometimes referred to in this Agreement as the “Retention Expiration Date.” This Agreement will terminate on the last day of the “Consulting Period” (as defined in Section 5).

3. Compensation.

(a) Base Salary During the Retention Period. During the Retention Period, the Bank will pay you a base salary (the “Base Salary”) in an amount equal to your 2019 base salary with HomeTown and HomeTown Bank ($157,000), pro-rated for any partial month of service during the Retention Period. The Base Salary shall be payable in accordance with the Bank’s regular payroll schedule, less any sums which may be required to be deducted or withheld under applicable law. You shall not receive any Base Salary in any period following the commencement of the Consulting Period described in Section 5 (but shall receive the compensation provided in Section (5)(b)).

(b) Benefits During the Retention Period. During the Retention Period, you will be eligible to participate in those benefit plans and programs offered to other senior executives of the Bank. You acknowledge and agree that the Bank may, in its sole discretion, establish, modify or terminate such benefit plans or programs at any time so long as such modifications or terminations apply equally to all senior executives.

(c) Business Expenses. During the Retention Period and the Consulting Period, the Bank will pay on your behalf (or reimburse you for) reasonable expenses incurred by you during the Retention Period and the Consulting Period at the request of, or on behalf of, the Bank in the performance of your duties pursuant to this Agreement and in accordance with the Bank’s policies. Expenses that are reimbursed by the Bank shall be paid to you no later than March 15 following the year in which such expense was incurred.

(d) No Other Benefits. During the Retention Period and the Consulting Period, you will not receive or be entitled to an annual incentive or other bonus, or stock-based awards.

(e) Regulatory Requirement. The Bank shall not be required to make payment of, or provide any benefit under, this Agreement to the extent such payment or benefit is prohibited by the regulations presently found at 12 C.F.R. Part 359, as amended, or to the extent that any other governmental approval for the payment or benefit that is required by law is not received.

(f) Paid Time Off. You will continue to accrue and be able to use paid time off in accordance with Bank policies during the Retention Period and will be paid any accrued but unused vacation at the earlier of the Retention Expiration Date or your termination of employment. The Bank agrees that you may take previously scheduled paid time off on May 20, 2019 through May 24, 2019.

4. Termination During Retention Period. Notwithstanding the provisions of Section 2, your employment during the Retention Period will terminate under the following circumstances and will be subject to the following provisions:

(a) Termination by You for any Reason. You may terminate your employment under this Agreement for any reason by written notice to the Bank effective 15 days after receipt of such notice by the Bank, and upon such termination you shall have no right to render services or receive compensation or other benefits as an employee under this Agreement for any period after such termination. In such event, you will receive (i) all unpaid Base Salary through the date of termination within 30 days after the date of termination (or sooner if required by applicable law), (ii) reimbursement of unreimbursed business expenses properly incurred by you, which shall be subject to and paid in accordance with the Bank’s expense reimbursement policy, (iii) accrued but unused paid time off in accordance with Bank policies, and (iv) such employee benefits (including equity compensation), if any, to which you may be entitled under the Bank’s employee benefit plans and programs as of the date of termination. Items (i)-(iv) of the preceding sentence shall be referred to as the “Accrued Obligations.” It shall not constitute a breach of this Agreement for the Bank to suspend your duties and to place you on paid leave during the notice period.

(b) Termination as a Consequence of Death. If you die while employed by the Bank, the Bank will pay your beneficiary designated in writing (provided such writing is executed and dated by you and delivered to the Bank in a form acceptable to the Bank prior to your death) and surviving you or, if none, your estate, the Accrued Obligations, as well as your Base Salary through the end of the calendar month in which your death occurs.

(c) Termination by the Bank for Cause. Your employment may be terminated by the Bank for Cause at any time without further liability on the part of the Bank, except for payment of the Accrued Obligations. If the Bank terminates you for Cause, you shall have no right to render services or to receive compensation or other benefits as an employee under this Agreement for any period after such termination. The Bank shall be deemed to have “Cause” to terminate your employment if you:

(i) have materially violated Section 6, provided that you have received written notice from the Bank of such material violation and such violation remains uncured 30 days after the delivery of such notice;

(ii) have willfully refused or failed to perform the material duties of your position, provided that you have received written notice from the Bank of such willful refusal or failure and such refusal or failure remains uncured 30 days after the delivery of such notice;

(iii) have engaged in personal dishonesty, gross incompetence, willful misconduct, a breach of a fiduciary duty involving personal profit, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), misappropriation of the Bank’s or any Affiliate’s assets (determined on a reasonable basis), or are subject to a final cease-and-desist order issued by a governmental authority, or have been convicted of a felony or a misdemeanor involving moral turpitude; or

(iv) have committed a material breach of any other provision of this Agreement or in violation in any material respect of any code or standard of conduct generally applicable to officers of the Bank, provided that you have received written notice from the Bank of such material breach or violation and such breach or violation remains uncured 30 days after the delivery of such notice.

(d) Termination by the Bank Without Cause. Your employment may be terminated by the Bank without Cause before the end of the Retention Period upon written notice to you, which termination will be effective immediately or on such later date as specified in the written notice. In the event your employment is terminated without Cause, you shall receive (i) the Accrued Obligations, and (ii) any unpaid Base Salary through the Retention Expiration Date in a lump sum, provided that, to receive the benefits of (ii), you sign a release and waiver of claims in favor of the Bank, its Affiliates and their respective officers and directors in a form provided by the Bank, which shall be provided no later than the date of termination, and such release has become effective (but not later than thirty (30) days following such termination). The payments due hereunder shall be paid on the next regular payroll date after the release is effective.

(e) Termination by You for Good Reason. You may terminate your employment for “Good Reason” (as defined herein) and be entitled to receive the identical compensation and benefits as if you had been terminated by the Bank without “Cause,” under the same terms and conditions, including signing the referenced release and waiver. To trigger Good Reason, you must provide written notice to the Bank of the existence of the event or condition constituting such Good Reason within 90 days of the initial occurrence of the event or condition alleged to constitute Good Reason. Upon delivery of such notice by you, the Bank shall have a period of thirty 30 days during which it may remedy in good faith the event or condition constituting Good Reason, and your employment shall continue in effect during such time so long as the Bank is making diligent efforts to cure. In the event the Bank shall remedy in good faith the event or condition constituting Good Reason, then such notice of termination shall be null and void, and the Bank shall not be required to pay the amount due you under this Section 4(e).

For purposes of this Agreement, Good Reason shall mean:

(i) the assignment to you, without your written consent, duties inconsistent with your position, authority, duties or responsibilities as contemplated by Section 1 hereof;

(ii) any action taken by the Bank that results in a substantial reduction in your status, including a diminution in your position, authority, duties or responsibilities;

(iii) requiring you to maintain your primary office outside of the Market Area (as defined below) unless the Bank moves its principal executive offices to the place to which you are required to move your primary office; or

(iv) the failure of the Bank to comply with the provisions of Section 3 or a material breach by the Bank of any other provision of this Agreement.

Notwithstanding the above, Good Reason shall not include any resignation by you where Cause for your termination by the Bank exists.

(f) Survival of Consulting Services. The provisions of Section 4 shall not affect your rights to provide or receive payment for consulting services to the Bank under Section 5 and the provisions thereof. In the event of the termination of your employment other than as set forth in Section 4(b), the last day of your employment shall also be treated as the “Retention Expiration Date” for the purposes of this Agreement, other than solely with respect to receiving any unpaid Base Salary and Accrued Obligations through the Retention Expiration Date (May 31, 2019) as set forth in Section 4(d).

(g) Resignation of All Other Positions. Effective upon the termination of your employment for any reason, you shall be deemed to have resigned from all positions that you hold as an officer or member of the Board of Directors (or committee thereof) of the Bank or any of its Affiliates.

5. Consulting Status. At the end of the Retention Period, you shall relinquish your responsibilities as an employee and officer of the Bank and you (or a company to be named by you in which you will be the sole person providing services) shall become an independent consultant to the Bank during the Consulting Period. All references in this Agreement to “you” applicable to the Consulting Period shall include the to-be-named corporate entity. As an independent consultant, during the Consulting Period you will provide consulting services to the Bank as an independent contractor (and not as an employee) in the nature of (i) facilitating and assisting with the integration and transition process following the Merger and the Subsidiary Bank Merger, with particular emphasis on the accounting and auditing functions of the Bank and AMNB; (ii) assisting with the continued development of the accounting and auditing functions of the Bank and AMNB; and (iii) assisting with customer and employee retention, recruitment and development. Such services shall be rendered at such times and on such schedule as shall be determined by you, and as shall be reasonably convenient to both the Bank and you. You shall not be required to maintain records of hours worked or to work in accordance with any fixed schedule during the period that you render consulting services. During the Consulting Period, the following provisions shall be applicable:

(a) The period referred to herein as the “Consulting Period” shall commence on the day following the Retention Expiration Date and shall terminate on the six-month anniversary of the day following the Retention Expiration Date.

(b) Section 6 of this Agreement shall be applicable, and you agree to the application of Section 6, during the Consulting Period. In exchange for your agreement to the application of the covenants in Section 6 and for the consulting services to be rendered pursuant to this Section 5, the Bank shall pay to you the sum of $23.333.33 per month during the Consulting Period. Such monthly amounts shall be payable in accordance with the Bank’s regular payroll schedule.

(c) The Bank may terminate the independent consultant relationship with you for any reason or no reason. Notwithstanding the foregoing, except as provided in Section 5(d), you shall nevertheless be entitled to receive the payments you would have received and you shall be obligated to comply with the covenants in Section 6 to the same extent you would have been obligated, for the remainder of the Consulting Period.

(d) In the event you fail or refuse to render consulting services as requested hereunder by the Bank and not remedy such failure within 20 days following your receipt of notice of such failure, or if you violate any one of the covenants in Section 6, the Consulting Period shall immediately end and the payments described under Section 6(b) shall thereupon cease and you shall have no further rights to compensation hereunder.

(e) You acknowledge that you will be an independent contractor and not an employee of the Bank during the Consulting Period. As an independent contractor, you will not be entitled to participate in any employee benefit plans or programs which the Bank maintains for the benefit of its employees. The Bank will not withhold or pay any payroll taxes or income taxes on your behalf during the Consulting Period, and you hereby acknowledge your responsibility therefor and agrees to pay all such taxes when due. The Bank shall, however, reimburse you for all expenses reasonably incurred by you on its behalf during the Consulting Period.

6. Covenants of Adkins.

(a) Noncompetition. You agree that during the Retention Period and the Consulting Period, you will not directly or indirectly, as a principal, agent, employee, employer, investor, co-partner or in any other individual or representative capacity whatsoever, engage in a Competitive Business anywhere in the Market Area (as such terms are defined below) in any capacity that includes any of the significant duties and responsibilities held or significant activities engaged in by you while employed by the Bank, HomeTown Bank or any of its affiliates. Notwithstanding the foregoing, you may purchase or otherwise acquire up to (but not more than) 1% (one percent) of any class of securities of any business enterprise (but without otherwise participating in the activities of such enterprise) that engages in a Competitive Business in the Market Area.

(b) Nonsolicitation. You agree that during the Retention Period and the Consulting Period, you will not directly or indirectly: (i) solicit, or assist any other person in soliciting, any depositors or customers of the Bank or its Affiliates to make deposits in, borrow money from, or become customers of any other business conducting a Competitive Business in the Market Area; (ii) induce any customers of the Bank or its Affiliates to terminate their relationship with the Bank or its Affiliates; or (iii) contact, solicit or assist in the solicitation of any employee to terminate his or her employment with the Bank or any of its Affiliates.

(c) Definitions. As used in this Agreement, the term “Competitive Business” means any of the following businesses in which you have been significantly engaged in during your employment with the Bank, HomeTown Bank or any of its affiliates on behalf of the Bank or HomeTown Bank, prior to the Effective Time and during the Retention Period, as the case may be: consumer and commercial banking (including the offering of depository accounts and consumer and commercial lending products and services), insurance brokerage, securities brokerage, trust and asset management, residential and commercial mortgage lending, and any other business in which (i) HomeTown Bank or any of its affiliates were engaged immediately prior to the Effective Time or (ii) the Bank or any Affiliate were engaged during the Retention Period; the term “Market Area” means the Roanoke Metropolitan Statistical Area, as defined by the United States Office of Management and Budget; and the term “Confidential Information” shall include, but not be limited to, all financial and personnel data, computer software and all data base technologies, capital plans, customer lists and requirements, market studies, know-how, processes, trade secrets and any other non-public information concerning the business and affairs of the Bank, an Affiliate, or HomeTown Bank or any of its affiliates.

(d) Confidentiality. During the Retention Period and the Consulting Period and thereafter, and except as required by any court, governmental authority or administrative agency or as may be otherwise required by applicable law, you shall not, without the written consent of a person duly authorized by the Bank, disclose to any person (other than your personal attorney, or an employee of the Bank or an Affiliate, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by you of your duties as an employee and a consultant to the Bank) or utilize in conducting a business any Confidential Information obtained by you (i) while in the employ of the Bank, HomeTown or HomeTown Bank or (ii) during the Retention Period and the Consulting Period, unless such information has become a matter of public knowledge at the time of such disclosure.

(e) Acknowledgment. The covenants contained in this Section 6 shall be construed and interpreted in any proceeding to permit their enforcement to the maximum extent permitted by law. You agree that the restrictions imposed herein are necessary for the reasonable and proper protection of the Bank and its Affiliates, and that each and every one of the restrictions is reasonable in respect to length of time, geographic area and scope of prohibited activities, and that the restrictions are neither overly restrictive on you after the Consulting Period nor overly burdensome on you during the Retention Period and the Consulting Period. You covenant that you will not make any contention contrary to any of the foregoing representations in the future and agree that you will be estopped to deny or contradict the truth or accuracy of these representations. If, however, the time, geographic and/or scope of activity restrictions set forth in this Section 6 are found by a court to exceed the standards deemed enforceable, the court is empowered and directed to modify the restriction(s) to the extent necessary to make them enforceable. Notwithstanding anything to the contrary herein, nothing in this Agreement shall be construed to prohibit any activity that cannot reasonably be construed to further in any meaningful way any actual or potential competition against the Bank or an Affiliate.

(f) Enforcement. You acknowledge that damages at law would not be a measurable or adequate remedy for breach of the covenants contained in this Section 6 and, accordingly, you agree to submit to the equitable jurisdiction of any court of competent jurisdiction in connection with any action to enjoin you from violating any such covenants. If the Bank is successful in whole or in part in any legal or equitable action against you in connection with the enforcement of the covenants included in this Section 6, the Bank shall be entitled to payment of all costs, including reasonable attorney’s fees, from you. If, on the other hand, it is finally determined by a court of competent jurisdiction that a breach or threatened breach did not occur under Section 6 of this Agreement, the Bank shall reimburse you for reasonable legal fees incurred to defend the claim. In the event legal action is commenced with respect to the provisions of this Section 6 and you have not strictly observed the restrictions set forth in this Section 6, then the restricted periods described in Sections 6(a) and 6(b) shall begin to run anew from the date of any Final Determination of such legal action. “Final Determination” shall mean the expiration of time to file any possible appeal from a final judgment in such legal action or, if an appeal be taken, the final determination of the final appellate proceeding. All the provisions of this Section 6 shall survive termination and expiration of this Agreement.

7. Dispute Resolution.

(a) Except as provided in Section 7(c) below, any dispute or controversy arising out of, relating to, or in connection with this Agreement, your employment or the interpretation, validity, construction, performance, breach or termination of this Agreement, shall be settled by binding arbitration. The party initiating arbitration may use the American Arbitration Association, JAMS, or a firm providing arbitrators for resolution of disputes, or the parties may agree on the selection of a person to arbitrate the matter who is not associated with an arbitration firm. The arbitration will be conducted by a single arbitrator in Danville, Virginia. The arbitration should be conducted in a manner that facilitates an efficient and cost-effective means of resolving the dispute. The arbitrator may allow for depositions and document requests, as well as subpoenas to third parties, but other forms of discovery, such as interrogatories and requests for admissions, are not permitted, absent good cause. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The party against whom the arbitrator shall render an award shall pay the other party’s reasonable attorneys’ fees and other reasonable costs and expenses in connection with the enforcement of its rights under this Agreement (including the enforcement of any arbitration award in court), unless and to the extent the arbitrator shall determine that under the circumstances recovery by the prevailing party of all or a part of any such fees and costs and expenses would be unjust.

(b) The arbitrator shall apply Virginia law to the merits of any dispute or claim, without reference to rules of conflicts of law.

(c) The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator. The parties hereby consent to the exclusive jurisdiction of the state and federal courts located in Virginia for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants. The prevailing party in any court proceeding shall be awarded the party’s reasonable attorneys’ fees and costs.

(d) YOU HEREBY CONFIRM THAT YOU HAVE READ AND UNDERSTAND THIS SECTION 7, WHICH DISCUSSES ARBITRATION, AND UNDERSTAND THAT BY SIGNING THIS AGREEMENT, YOU AGREE, EXCEPT AS PROVIDED IN SECTION 7(c), TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, UNLESS OTHERWISE REQUIRED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF YOUR RIGHTS TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF YOUR RELATIONSHIP WITH THE BANK.

8. Binding Effect; Survival. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors, heirs and assigns, provided that no part of this Agreement is assignable by you. No assignment by the Bank shall release the Bank from its obligations pursuant to Sections 1 and 5 in the event the Bank’s successor fails to satisfy those obligations. Except as otherwise expressly provided, upon termination or expiration of this Agreement the respective rights and obligations of the parties shall survive such termination or expiration to the extent necessary to carry out the intention of the parties embodied in this Agreement.

9. Severability. The failure of any court to enforce any clause, paragraph or provision of this Agreement shall not adversely affect the validity or enforceability of any other clause or provision.

10. Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the employment and consulting arrangements contemplated by this Agreement and supersedes all prior agreements, arrangements and understandings between you and the Bank, HomeTown or HomeTown Bank relating to your services to the Bank and its Affiliates, including AMNB, on and after consummation of the Merger and the Subsidiary Bank Merger. No modification, amendment, addition to or termination of this Agreement, or waiver of any of its provisions shall be valid or enforceable unless in writing and signed by both parties.

11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which constitute one instrument.

12. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising, in whole or in part, any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege.

13. No Construction Against Any Party. This Agreement is the product of informed negotiations between parties. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The parties agree neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

14. Documents. All documents, records, tapes and other media of any kind or description relating to the business of the Bank or its Affiliates (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Bank. The Documents, and any copies thereof, shall be returned to the Bank at the end of the Consulting Period or at such earlier time as the President of the Bank may specify.

15. Headings. The underlined headings are for convenience only and shall not affect the interpretation of this Agreement.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

17. Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered personally or by leaving the same at or by sending the same first-class mail, postage prepaid:

(a) in the case of the Bank:

American National Bank and Trust Company

P. O. Box 191

Danville, Virginia 24543-0191

Attention: Jeffrey V. Haley

President and Chief Executive Officer

(b) in your case, at your most recent address as set forth below:

Vance W. Adkins

5982 Scotford Ct.

Roanoke, VA 24018

(c) in the case of either party, such other address as shall have been notified in writing to the other of them for the purposes of service.

You agree to notify the Bank, in writing, of any change in address after this Agreement is executed.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

AMERICAN NATIONAL BANK
AND TRUST COMPANY

By:	/s/ Jeffrey V. Haley
Jeffrey V. Haley
President and Chief Executive Officer

/s/ Vance W. Adkins
Vance W. Adkins